EXHIBIT 21


                         LIST OF SUBSIDIARIES

     The Partnership is a partner of the following joint ventures: 1090 Vermont Ave., N.W. Associates Limited Partnership, a limited partnership, which holds title to the 1090 Vermont Avenue Building in Washington, D.C.; Mariners Pointe Associates, a limited partnership, which holds title to the Mariners Pointe Apartments in Stockton, California until its sale in October 1996; Carlyle-XIV Associates, L.P., an Illinois limited partnership which is a partner of JMB/NYC Office Building Associates, L.P., an Illinois limited partnership, which has an indirect limited partnership interest which equals approximately 4.9% of the reorganized and restructured ventures owning 237 Park Avenue and 1290 Avenue of the Americas (the "Properties"). The new ownership structure gives control of the Properties to a newly-organized real estate investment trust which is owned primarily by holders of the first mortgage debt which encumbered the Properties prior to the bankruptcy. Prior to the restructuring, JMB/NYC was a member or partner in (i) 237 Park Avenue Associates, L.L.C., a New York limited liability company, (formerly 237 Park Avenue Associates, a New York general partnership) which holds title to the 237 Park Avenue Building, (ii) 1290 Associates, L.L.C., a New York limited liability company, (formerly 1290 Associates, a New York general partnership) which holds title to the 1290 Avenue of the Americas Building, (all of these office buildings are in New York, New York). JMB/Piper Jaffray Tower Associates, a general partnership, which is a partner in (i) OB Joint Venture II, a general partnership, which is a partner of 222 South Ninth Street Limited Partnership, a limited partnership, which holds title to the Piper Jaffray Tower office building in Minneapolis, Minnesota, and (ii) OB Joint Venture, a general partnership, which holds title to the land underlying the Piper Jaffray Tower office building; JMB/Piper Jaffray Tower Associates II, a general partnership, which also is a partner in OB Joint Venture, a general partnership, which holds title to the land underlying the Piper Jaffray Tower office building; 900 3rd Avenue Associates, a general partnership, which is a partner of Progress Partners, a general partnership, which holds title to 900 Third Avenue Building located in New York, New York; Maguire Thomas Partners-South Tower, a limited liability company, which holds title to Wells Fargo Center-IBM Tower located in Los Angeles, California; Old Orchard Associates a general partnership which recently held an interest in the Old Orchard Shopping Center in Skokie (Chicago), Illinois. Generally, the developer of the property is a partner in the joint ventures, however, the partners in the JMB/NYC Office Building Associates, L.P. JMB/Piper Jaffray Tower Associates, JMB/Piper Jaffray Tower Associates II, 900 3rd Avenue Associates and Orchard Associates are affiliates of the General Partners of the Partnership. Reference is made to the Notes for a description of the terms of such joint venture partnerships. The Partnership is a 40% shareholder in Carlyle Managers, Inc. and a 40% shareholder in Carlyle Investors, Inc., both of which are Illinois corporations.